Exhibit 99.2

JIVE SOFTWARE ANNOUNCES TONY ZINGALE’S RETIREMENT AS CEO,

NEW ROLE AS EXECUTIVE CHAIRMAN

Elisa Steele promoted to President, and appointed to ‘Office of CEO’ by Board of Directors alongside Bill Lanfri, independent Board Director

PALO ALTO, Calif.—November 4, 2014—Jive Software, Inc. (Nasdaq: JIVE) today announced that Tony Zingale has decided to retire as CEO on November 10, 2014, a position he has held for almost five years. Zingale has served on Jive’s Board of Directors since 2007, was appointed CEO in 2010 and became Chairman in 2011. He will remain on the Board, and assume a new position as Executive Chairman focused primarily on strategic customer and partner relationships.

The company also announced the promotion of Elisa Steele, Executive Vice President of Marketing and Products, to President effective November 10, 2014. While the CEO search is underway, the Board has also appointed Steele to the newly created ‘Office of the CEO’ role effective November 10 – with responsibility for overseeing the day-to-day operations of the company until a new CEO is named – alongside independent board director Bill Lanfri, a member of Jive’s Board since 2008 with a 30-year leadership tenure in the enterprise networking and telecommunications markets.

Steele joined Jive in January 2014 as Chief Marketing Officer, with a subsequent promotion to Executive Vice President of Marketing and Products. Her background includes executive management roles at Microsoft, Skype, Yahoo! and NetApp.

“Jive’s market opportunity is big, and our time is now,” Elisa Steele, President of Jive. “The industry has never been so ready for the enterprise collaboration solutions we provide. In close partnership with Jive’s world-class Board of Directors, I’m excited to help lead Jive to even greater success. I want to thank Tony for his leadership and guidance, and look forward to continuing our successful partnership in his new role.”

“I’m so proud of what we’ve achieved over the past five years, in which Jive has cemented its leadership position in the competitive and growing enterprise collaboration market,” said Zingale. “I especially want to thank our dedicated employees and customers around the world. I look forward to continuing on this journey with you, and helping to guide the company as Executive Chairman.”

“As a board member since 2007, I’ve seen Jive create the social business market and then continuously disrupt the industry with its market-leading innovations. Under Tony’s leadership, Jive has built the most comprehensive communication and collaboration platform in the market,” said Jim Goetz, Partner at Sequoia Capital and member of Jive’s Board. “I want to thank Tony for his leadership and for his many significant achievements as CEO – including taking the company public, acquiring a premier customer base and growing revenue 6x. I also want to congratulate Elisa on her well-deserved promotion to President and her exceptional contributions to Jive.”

This leadership transition is the result of a comprehensive management-succession process led by the Board. The Board has retained Russell Reynolds Associates to conduct an executive search for Jive’s new CEO, and both internal and external candidates will be considered.

About Jive Software

Jive (NASDAQ: JIVE) is the leading provider of modern communication and collaboration solutions for business. Recognized as a leader by the industry’s top analyst firms in multiple categories, Jive enables employees, partners and customers to work better together. More information can be found at www.jivesoftware.com.

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Investor Contact:

Brian Denyeau

ICR

(646) 277-1251

brian.denyeau@icrinc.com

Media Contact:

Jason Khoury

Jive Software

(650) 847-8308